EXHIBIT 99.1

Warren Resources Provides Operational Update

  Water Injection Permit Issued by California DOGGR
  Three New WTU Oil Wells Producing 420 BOPD
  US Bureau of Land Management Approves Atlantic Rim Mega-Unit

NEW YORK, June 22, 2011 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today provided an operational update to report several significant events.

California DOGGR Approves Warren's Tar Formation Water Injection Well

On June 20, 2011, the California Division of Oil, Gas and Geothermal Resources ("DOGGR") approved the first of Warren's water injection well permits in 2011. As previously announced, early in 2011 the Company had elected to temporarily shut-in approximately 300 barrels of oil per day ("BOPD") from lower producing, higher water-cut wells at the Wilmington Townlot Unit ("WTU") until water injection well permits were obtained. Since that time Warren has been able to return about 200 BOPD to production as a result of hauling excess produced water to the North Wilmington Unit ("NWU"). Until the Company receives all requested injection well permits, it will continue hauling water from the WTU to the NWU in order to lessen the impact of delayed injection permitting at the WTU.

Mr. Norman F. Swanton, Chairman and Chief Executive Officer commented: "We are very pleased to receive our first 2011 water injection permit. We are continually working with the DOGGR on several pending water injection permits as well as various permit issues which we hope will lessen the burden for issuing permits in the future. Additionally, as discussed below, we are very pleased with the drilling results achieved so far in 2011. We will provide a further update on drilling results in the Company's second quarter earnings call in early August."

Drilling Update

In March 2011, the Company began its 2011 drilling program in the WTU. The first well of its 2011 drilling program was a sinusoidal horizontal well in the Upper Terminal "J" sand formation. The UT well was placed on production on April 21, 2011 and is currently producing approximately 70 BOPD. The second well was drilled on the east side of the Banning fault to test the Tar D1A productivity. This well was placed on production on May 2, 2011 and has averaged about 185 BOPD in the first 45 days of production. The well is currently producing about 150 BOPD. A second Tar well in this new fault block will be horizontally drilled soon to define new reserve volumes. The Company's third well of 2011 was a sinusoidal horizontal well in the Ranger formation that was drilled in May 2011. A directional drilling assembly became stuck in the hole and after repeated attempts the Company was unable to recover the tools. The well was then successfully sidetracked but the casing failed after having been cemented in the hole. Warren has moved off the well while conducting an investigation into the problems encountered while drilling this well. All casing purchased by Warren is from respected steel mills that supply tubulars to most major oil companies. The Company will make a decision as to the ultimate utility of the well after the investigation is complete. Warren is currently drilling a second sinusoidal horizontal Ranger formation well to the south and parallel to the Ranger well above. The fourth well was horizontally drilled in the Tar formation and placed on production on June 16, 2011. This well has averaged about 200 BOPD during its first week on production.

Wyoming Spyglass Hill Mega-Unit Approved by BLM

On June 10, 2011, the U.S. Bureau of Land Management ("BLM") approved the new Spyglass Hill Unit in the Atlantic Rim area. The Spyglass Hill Unit covers approximately 113,000 acres and includes the areas previously committed to the Doty Mountain, Sun Dog, Jack Sparrow, and Brown Cow Units, as well as all additional leases in the southern portion of the project area. This new unit allows for better location and placement of wells, more efficient development of resources, increased utilization of existing water and gas transportation infrastructure and better protection of leases and acreage in the area that may be prospective for developing the deeper Niobrara formation. The Catalina Unit remains unaffected by the formation of the Spyglass Hill Unit. As anticipated, the BLM requires the drilling of approximately 25 CBM wells per year under the new Spyglass Hill unit agreement, which is about the same number required under the separate units collectively.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT:  Warren Resources, Inc.
          Media Contact: David Fleming, 212-697-9660